Exhibit 4.2
(SAFE WARRANT)
THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
Dated: December 8, 2021
WARRANT
This certifies that ArcelorMittal XCarb S.à r.l. (the “Holder”), for value received, subject to the Company obtaining the consents, approvals and waivers set forth in Section 20, is entitled to purchase from LanzaTech NZ, Inc., a Delaware corporation (the “Company”) (i) in connection with a PIPE effected in connection with a De-SPAC, the number of PIPE Shares, (ii) in connection with an Equity Financing, the number of shares of Standard Preferred Stock, or (iii) in connection with a Change of Control, an Initial Public Offering, a Direct Listing or a De-SPAC not involving a PIPE, the number of shares of Common Stock, whichever occurs earliest, in each case, equal to $3,000,000 divided by the Exercise Price. The “Exercise Price” shall be the applicable Liquidity Price, in the case of an event in clause (i) or (iii), or 90% of the lowest price per share of the Standard Preferred Stock in the case of an Equity Financing, whichever occurs earliest.
For purposes of this Warrant, (a) “Dollars” or “$” means lawful currency of the United States; and (b) “Warrant Shares” shall mean PIPE Shares or shares of Capital Stock issuable upon exercise of this Warrant in accordance with the terms herein.
    This Warrant is issued in connection with ArcelorMittal’s longstanding and wide-ranging strategic collaboration with the Company’s group regarding the commercialization and deployment of the Company’s group’s technology, the Company’s intent to allocate investment amounts for a future capital raising transaction, and that certain Simple Agreement for Future Equity (the “Agreement”) dated as of December 8, 2021, by and between the Company and the Holder. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement.
1.    Exercise of Warrant. This Warrant is exercisable at the option of the holder of record hereof, for all or any part of the Warrant Shares (but not for a fraction of a share) which may be purchased hereunder, upon the first to occur of (a) a De-SPAC, (b) an Equity Financing, (c) a Change of Control, and (d) an Initial Public Offering or a Direct Listing (any of the events in clauses (a) - (d), a “Corporate Transaction”), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with (i) the Form of Subscription attached hereto duly completed and executed and (ii) payment pursuant to Section 4 of the aggregate Exercise Price, as applicable, for the number of shares for which this Warrant is being exercised, determined in accordance with the provisions hereof. In the event of a Corporate Transaction, the Company shall notify the Holder at least thirty (30) days prior to the consummation of such transaction, and the exercise of this Warrant in connection with such Corporate Transaction shall be contingent upon the consummation of such Corporate Transaction. If the Holder has elected to exercise this Warrant contingent upon the consummation of a Corporate Transaction and such transaction is not consummated, the Holder’s exercise of this Warrant in connection with such transaction shall not be effective and the Company shall promptly return to the Holder this Warrant and the aggregate Exercise Price actually received by the Company by wire transfer of immediately available funds.
2.    Expiration. This Warrant shall expire if not exercised for any reason on or before the earliest to occur of (a) 5:00 p.m., Eastern Time, on the fifth anniversary of the consummation of the first Corporate Transaction (other than a Change of Control), (b) the consummation of a Dissolution Event, (c) a Change of Control and (d) the date that is the ten-year anniversary of issuance of this Warrant (the “Expiration Date”). If the Holder fails to exercise the rights represented by this Warrant for any of the Warrant Shares by the Expiration Date, this Warrant shall terminate and be of no further force and effect, and if the Holder exercises the rights represented by this Warrant by the Expiration Date but purchases less than all of the Warrant Shares, any rights hereunder not exercised shall terminate and be of no further force and effect.
3.    Issuance of Certificates. The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription and other required documents have been delivered, payment has been made for such Warrant Shares, and if the Holder has elected to exercise this Warrant contingent upon the consummation of a Corporate Transaction, such Corporate Transaction has been consummated. Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense promptly after the rights represented by this Warrant have been so exercised. Each certificate so delivered shall be in such denominations of the Warrant Shares as may be requested by the Holder hereof and shall be registered in the name of the Holder.
4.    Payment for Shares. The aggregate purchase price for Warrant Shares being purchased hereunder may be paid either (a) by cash or wire transfer of immediately available funds, (b) by surrender of a number of Warrant Shares which have a fair market value equal to the aggregate purchase price of the Warrant Shares being purchased (“Net Issuance”) as determined herein, or (c) any combination of the foregoing. If the Holder elects the Net Issuance method of payment, the Company shall issue to the Holder upon exercise a number of Warrant Shares determined in accordance with the following formula:

X=	Y(A-B)
A
where:    X =    the number of Warrant Shares to be issued to the Holder;
    Y =     the number of Warrant Shares with respect to which the Holder is exercising its purchase rights under this Warrant;
    A =     the fair market value of one (1) Warrant Share on the date of exercise; and
    B =    the Exercise Price.

No fractional shares arising out of the above formula for determining the number of shares to be issued to the Holder shall be issued, and the Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the fair market value of one (1) Warrant Share on the date of exercise. For purposes of the above calculation, the fair market value of one (1) Warrant Share shall mean (i) if the date of exercise is after the commencement of trading of the Common Stock on a securities exchange or over-the-counter but prior to the closing of the Initial Public Offering, the price per share to the public set forth on the final prospectus relating to the Initial Public Offering multiplied by the number of shares of Common Stock into which one (1) Warrant Share is then convertible, (ii) if the Common Stock is then traded on a securities exchange, the average of the closing prices of the Common Stock on such exchange over the thirty (30) calendar day period (or portion thereof) ending three (3) days prior to the date of exercise multiplied by the number of shares of Common Stock into which one (1) Warrant Share is then convertible, (iii) if the Common Stock is then regularly traded over-the-counter, the average of the closing sale prices or secondarily the closing bid of the Common Stock over the thirty (30) calendar day period (or portion thereof) ending three (3) days prior to the date of exercise multiplied by the number of shares of Common Stock into which one (1) Warrant Share is then convertible, or (iv) if there is no active public market for the Common Stock, the fair market value of one (1) Warrant Share as determined in good faith by the Board and, with respect to exercise of this Warrant in connection with a Corporate Transaction, (1) the price per share of the PIPE Shares paid by the PIPE investors in a De-SPAC, (2) the fair market value of the Common Stock at the time of the applicable Change of Control (determined by reference to the purchase price payable for each share of Common Stock in connection with such Liquidity Event if applicable), (3) the fair market value of the common stock of the publicly traded entity resulting from the De-SPAC (determined by reference to the value ascribed to such common stock when issued in exchange for Capital Stock), in connection with a De-SPAC not involving a PIPE or (4) the lowest price per share of the Standard Preferred Stock paid by the investors in an Equity Offering, as applicable.
5.    Shares to be Fully Paid; Consents Obtained.
(a)    The Company covenants and agrees that all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof.
(b)    The Company further represents that the execution, delivery and subject to Section 5(c), performance by the Company of this Warrant is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company, and this Warrant constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
(c)    No consents or approvals are required in connection with the performance of this Warrant, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; (iii) any necessary corporate approvals for the authorization of the Warrant Shares; and (iv) any consents or approvals required in connection with the issuance of securities by a third party.

6.    Adjustments.
(a)    In the event of any recapitalization, reorganization, reclassification, consolidation, subdivision, split-up, exchange of Capital Stock or similar event (each, a “Reorganization”), the Holder shall be entitled to receive, upon the exercise of this Warrant and subject to the terms and conditions specified herein, in lieu of the Warrant Shares purchasable hereunder immediately prior to such Reorganization, such consideration, or securities, interests or assets of the Company or of any successor (the “Substituted Interests”) as are required, as determined in good faith by the Board or the board of directors of any successor to be equitable under the circumstances, to provide the Holder with the same rights, preferences and interests as were possessed by the Holder with respect to the Warrant Shares immediately prior to such Reorganization, and the provisions of this Warrant shall thereafter be applicable to the Substituted Interests deliverable upon exercise of this Warrant.
(b)    In the event of a Change of Control, this Warrant will be automatically exchanged, immediately prior to the consummation of such Change of Control, for the same per share consideration paid to the holders of Warrant Shares to which the Holder would have been entitled upon such Change of Control had the Warrant Shares been held in full by the Holder prior to such consummation, less the aggregate Exercise Price with respect to the Warrant Shares.
(c)    If, following the date on which this Warrant first becomes exercisable, the Company declares or pays a dividend or other distribution for no consideration on the outstanding Warrant Shares for which this Warrant is exercisable, payable in securities or property (other than cash), then upon exercise of this Warrant, for each Warrant Share acquired, the Holder shall receive, without additional cost to the Holder, the total number and kind of securities and property which the Holder would have received had the Holder owned the Warrant Shares of record as of the date the dividend or other distribution was declared or paid.
(d)    In the event of a De-SPAC, this Warrant, if not exercised in connection with such De-SPAC, shall be assumed, without the consent of the Holder, by the entity that will be the publicly traded entity and become a warrant to purchase common stock of such publicly traded company on the terms and conditions set forth herein.
(e)    If any adjustment is required to be made pursuant to this Section 6 in the number or kind of shares or other securities or property purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number or kind of shares or other securities or property thereafter purchasable upon exercise of this Warrant, or the Exercise Price, as applicable.
7.    No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.
8.    Limitation on Transfer. Neither this Warrant nor any of the rights hereunder may be transferred, in whole or in part, without the prior written consent of the Company, provided however that the Holder may transfer this Warrant, in whole, but not in part, to any one or more of its affiliates without the consent of the Company by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferee.
9.    Lost Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of this Warrant, the Company, at its expense, will make and deliver a new warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated warrant.
10.    Modification and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.
11.    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Warrant shall be made in accordance with Section 6(b) of the Agreement.
12.    Governing Law. This Warrant is to be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the law of a different jurisdiction.
13.    Equitable Remedies. Holder shall be entitled to an injunction to prevent breaches of the terms of this Warrant and to enforce specifically the terms of this Warrant, this being in addition to any other remedy to which such Holder may be entitled at law or in equity.
14.    Remedies Cumulative. The rights and remedies under this Warrant are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
15.    Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms
16.    Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) and the Agreement constitute the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.
17.    No Impairment. The Company agrees that it will not amend its Certificate of Incorporation, conduct any reorganization, transfer of assets, consolidation, merger or dissolution, issue or sell any securities, or take any other voluntary action solely for the purpose of avoiding the observance or performance of any of the terms of this Warrant, and will use its best efforts to assist in the carrying out of all such terms and in the taking of all such action as the Company determines, in good faith, is necessary or appropriate in order to protect the rights of the Holder under this Warrant against impairment.

18.    Confidentiality. None of the Company or the Holder or any of their respective affiliates shall make any public announcement concerning or otherwise disclose to any third party (other than to their respective representatives on a confidential basis and only to the extent necessary in connection with each party’s respective rights and obligations under this Warrant), the terms or existence of this Warrant, except with the prior written consent of the other party hereto. Notwithstanding the foregoing, the Company may disclose the terms and existence of this Warrant to third parties (to existing and potential investors or potential acquirors or in connection with required public filings) in connection with an Equity Financing or a Liquidity Event.
19.    Electronic Signature. This Warrant may be executed by the Company in electronic form and upon receipt by the Holder of such electronically transmitted executed copy of this Warrant, this Warrant shall be binding upon and enforceable against the Company in accordance with its terms. At the request of the Holder, the Company agrees to execute and deliver an original of the electronically signed copy of this Warrant previously delivered.
20.    Condition to Exercise of Rights. Exercise of any rights under this Warrant will be subject to and conditioned upon (a) compliance with applicable laws, including obtaining all necessary regulatory consents and related stockholder approvals that may be required under Delaware law and (b) obtaining other stockholder approvals and waivers of certain rights held by existing investors to purchase newly issued equity securities of the Company or instruments convertible into, or exchangeable or exercisable for, such equity securities. The parties acknowledge and agree that the Company shall use its best efforts to obtain such consents, approvals and waivers required for the performance of this Warrant, and that until such consents, approvals and waivers are obtained, the Company shall be under no obligation to issue any Warrant Shares pursuant to this Warrant; provided, that the failure to obtain such approvals and waivers shall not affect the enforceability of this Warrant.
21.    Other Agreements Relating to Capital Stock. As a condition to the exercise of this Warrant, the Holder will execute and deliver to the Company, as applicable (a) all of the applicable transaction documents related to the applicable Liquidity Event; provided, that such documents are the same documents to be entered into with all of the other similarly situated parties to such Liquidity Event (provided that the Holder shall not be deemed not to be similarly situated as the other parties to such Liquidity Event solely due to the Agreement and/or this Warrant); or (b) all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Standard Preferred Stock, and (ii) have customary exceptions to any drag-along applicable to the Holder, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Holder.
(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized as of the date first above written.

LanzaTech NZ, Inc.

By:	/s/ Jennifer Homgren
Jennifer Holmgren
Chief Executive Officer

FORM OF SUBSCRIPTION
(To be signed only upon exercise of Warrant)
To:__________________________
The undersigned, the holder of a right to purchase shares of [[capital stock] of [SPAC] (the “SPAC”)] [________] Stock of LanzaTech NZ, Inc., a Delaware corporation (the “Company”)], pursuant to that certain Warrant dated as of _________ ___, 2021 (the “Warrant”), hereby irrevocably elects, subject to Section 1 of the Warrant, to exercise the purchase right represented by the Warrant for, and to purchase thereunder, ________ shares of [[capital stock] of the SPAC] [________ Stock of the Company] and herewith makes payment of ______________ Dollars (US$________) therefor by the following method:
(Check one of the following):

_______ (check if applicable) The undersigned hereby elects to make payment of ______________ Dollars (US$___________) therefor [in cash] [via wire transfer of immediately available funds].

_______ (check if applicable)	The undersigned hereby elects to make payment for the aggregate exercise price of this exercise using the Net Issuance method pursuant to Section 4 of the Warrant.
The undersigned represents that (i) it is a sophisticated investor, (ii) it is an “accredited investor” within the meaning of Regulation D, Rule 501 promulgated by the Securities Exchange Commission, (iii) it can bear the economic risk of the investment without impairing its financial condition, (v) it understands the securities are not freely tradable, (vi) it has the information it feels necessary to make an investment decision, (vi) it is acquiring such securities for its own account for investment and not with a view to or for sale in connection with any distribution thereof and (vii) it is making the foregoing representations and warranties in order to induce the issuance of such securities by [the Company] [the SPAC].

DATED:

By:

Name:

Its: